EXHIBIT 1.9


                                 PROMISSORY NOTE


                                                         East Moriches, New York
                                                                   June 30, 2005

Amount:  $120,500


     FOR VALUE RECEIVED, the undersigned, MICHAEL O'REILLY, (hereinafter referred to as the "Maker") an individual residing at 35 Tuthill Point Road, East Moriches, New York 11940, promises to pay to the order of WINDSWEPT ACQUISITION CORPORATION, a company incorporated under the laws of the State of Delaware with its principal office at 150 Motor Parkway, Hauppauge, New York 11788, or its assignee (the "Payee"), the principal amount of One Hundred Twenty Thousand Five Hundred U.S. Dollars ($120,500) (the "Principal Amount"). The Principal Amount shall be payable on the tenth anniversary of the date of this Note (the "Maturity Date"). Maker acknowledges that pursuant to the Stock Pledge Agreement by and between the Maker and the Payee dated as of the date hereof (the "Pledge Agreement") the Shares have been pledged as collateral to secure the payment of all amounts due under this Note and, upon the Note becoming due and payable upon or prior to the Maturity Date, Payee may exercise all rights and remedies provided to it in the Pledge Agreement and may offset the sales proceeds of the Shares against the unpaid principal amount of this Note and any interest thereon. The Maker agrees to pay interest on the Principal Amount hereof from time to time outstanding at an annual rate of LIBOR Rate plus (ii) one percent (1%). Interest shall be calculated daily on the basis of a 360-day year and compounded annually on the principal amount then outstanding.

     The Principal Amount and all accrued interest thereon shall be due and payable on the Maturity Date in lawful money of the United States of America. Maker may prepay at any time and from time to time any or all amounts then outstanding under this Note without penalty. On the Maturity Date, Maker shall pay to Payee any and all accrued interest on the Principal Amount then outstanding.

     The Principal Amount, interest thereon and any and all other amounts, shall be without recourse to Maker. In the event of any default by Maker under the Note, the sole and exclusive remedy of Payee with respect to this Note shall be to take possession of the Shares and to hold, sell, transfer to others and/or enjoy the same free from any right of Maker and to apply the Shares against the liability of Maker under this Note. In the event that the value of the Shares held or sold by Payee in the event of a default is insufficient to cover the Principal Amount and any interest then due under this Note, plus the expenses of any sale, Maker shall not be liable to Payee for any deficiency or for any interest thereon. In the event that the value of the Shares held or sold by Payee exceeds the amount of obligations under this Note (the Amount of such excess value, the "Excess"), then the payee shall (a) pay the Excess amount to Maker in cash or

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(b)  deliver   to  Maker  that   number  of  Shares  with  a value  equal to the
Excess. Such number of Shares shall be calculated by the Payee in good faith.

     The Principal Amount of this Note and any accrued interest thereon shall be payable in cash or by certified check or wire transfer delivered to Payee at its address first set forth above, or at such other address as Payee may designate to Maker in writing, without set-off or counterclaim, free and clear of and without deduction for any present or future taxes, restrictions or conditions of any nature.

     To secure the payment of Maker's obligations hereunder, Maker has granted to Payee a security interest in all of the Shares of WEGI purchased by Maker from Payee pursuant to the terms and conditions of the Stock Purchase Agreement, such Shares to be held in the custody of the Secretary of the Payee, together with a Stock Power signed by Maker annexed to the Pledge Agreement.

     This Note may be sold, assigned, transferred, negotiated, granted participations in or otherwise disposed of by Payee only to parents, subsidiaries and/or affiliates of the Payee without the prior written consent of the Maker. This Note may not be amended except by an agreement in writing signed by Maker and Payee.

     This Note shall be governed, construed and enforced in accordance with the laws of the State of New York, without giving effect to principles of conflicts of law thereunder (except for N.Y. GEN. OBLIG. LAW ss. 5-1401 and ss. 5-1402).

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     If any term or  provision  of this Note shall be held  invalid,  illegal or unenforceable, the validity of all other terms and provisions shall in no way be affected thereby.


                                                    /s/ Michael O'Reilly
                                                ------------------------------
                                                  Michael O'Reilly
Witnessed or attested by:


   /s/ Theresa Filiberto
-----------------------------------

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